INDEX OIL & GAS INC.

                                                                  May 2nd, 2006
                                                          FOR IMMEDIATE RELEASE


Index Oil & Gas Inc. Enters Into a Seismic Reprocessing and Exploration Agreement with ADC Petroleum, LP

Houston, Texas May 2nd; Index Oil and Gas, Inc. ("Index") (OTC BB: IXOG), today announced that it has entered into a Seismic Reprocessing and Exploration Agreement (the "Agreement") with ADC (Advanced Drilling Concepts) Petroleum, LP ("ADC").

The Agreement enables Index to participate in the reprocessing of an area of up to 226 square miles of existing 3D land seismic data already available to ADC as a result of its industry partnerships. This seismic data covers prospective areas in the Gulf Coast U.S., throughout Texas, Louisiana and Mississippi. A unique Seismic Reprocessing method is used to improve the structural definition of hydrocarbon traps and potential reservoir characterization, enabling ADC to better identify drillable prospects from existing data.

ADC's unique proprietary data reprocessing techniques are expected to generate drillable prospects for Index's optional participation as early as the third quarter of 2006. ADC is also developing leading edge well completion and construction technology to which Index will have access to as a result of the Agreement.

The Agreement provides for Index participation in two phases:

Phase 1: The Agreement enables Index to participate in the reprocessing of 105 square miles of existing data in conjunction with 2 other experienced industry partners already working with ADC. The Agreement gives Index the right (but not the obligation) to participate in any prospects generated from this reprocessing, up to an 18% working interest.

Phase 2: Within 90 days of the date of the Agreement, Index has the option to participate in a further 121 square miles of reprocessing on the same basis and to take up to a 12.5% working interest in any prospects generated, again at Index's option.

The Agreement fulfils a fundamental principle of Index's desired strategy to participate in early stage exploration with experienced industry partners. This is intended to result in more cost effective entry into the projects. Index's expectation is that risk will be mitigated by Index's own risk management processes in determining the level of participation in any drillable prospects generated as a result of the Agreement. Index's involvement directly in the application of the 3D reprocessing technology is also expected to build an intellectual value which can be applied to other petroliferous basins known to the management.

About ADC Petroleum

ADC Petroleum (Advanced Drilling Concepts) was formed in November 2004 to take advantage of innovative technology in the exploration and production of hydrocarbons. In October 2005, ADC signed Technology Development and Operating Agreements with two partner companies to find and produce hydrocarbons onshore Gulf of Mexico utilizing new seismic data processing, interpretation and novel well construction techniques. This group currently has access to approximately 2500 square miles of existing 3D seismic data acquired in Texas, Louisiana, Mississippi and Alabama.

About Index

Index is a gas biased oil and gas exploration and production company, with activities in Kansas, Texas and Louisiana. It has offices in Houston, Texas and Bath, England. Index is focused on efficiently building a broad portfolio of producing properties with what it believes to be significant upside potential and intends to grow its existing asset base and revenues through further investment in the U.S. The company seeks to develop its activities in areas containing prolific petroleum systems set in stable political and economic environments.

For more information visit our website www.indexoil.com
                                       ----------------

Contact:
Index Oil and Gas Inc., Houston, Texas
Lyndon West
Tel: +1 713 715 9275

Forward-Looking Statements

The statements in the press release that relate to the company's expectations with regard to the future impact the company's results from acquisitions or actions in development are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements in this document may also contain "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.Since the information may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results.